Exhibit 3.1

Certificate of Designations of Preferences and Rights

of

Series A Convertible Preferred Stock

Of

HeartCore Enterprises, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, HeartCore Enterprises, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 200,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 30, 2025, the Board of Directors designated 2,000 shares of the Preferred Stock as the Series A Convertible Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

1.	Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY, are authorized or obligated by Law to be closed.

(b)	“Certificate of Designations” means this Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock.

(c)	“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

(d)	“Commission” means the United States Securities and Exchange Commission.

(e)	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(f)	“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(g)	“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)	“Exempt Issuance” means the issuance of (a) Common Stock or options or other equity awards to employees, officers, consultants, or directors of the Corporation, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities in full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity, so long as such issuance is not for the primary purpose of raising capital by the Corporation; (c) securities in connection with a bona fide strategic license agreement, sponsored research agreement, collaboration agreement, development agreement, marketing or distribution agreement, or other bona fide partnering arrangement, so long as such issuance is not for the primary purpose of raising capital by the Corporation, (d) securities issued upon the exercise or exchange of or conversion of any securities issued and outstanding on the date of filing of this Certificate of Designations.

(j)	“Exempt Transfer” shall mean the sale or transfer in a transaction approved by the Board of the Directors of HeartCore Co., Ltd. Sigmaways, Inc., Sigmaways Technologies Ltd., Sigmaways B.V. or HeartCore Luvina Vietnam Company Limited or such entity’s respective assets.

(k)	“Holder” means a holder of shares of Series A Preferred Stock.

(l)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(m)	“Principal Market” means the NASDAQ Capital Market.

(n)	“Stated Value” shall mean $1,100.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Original Issue Date with respect to the Series A Preferred Stock and increase in accordance with Section 7 hereof.

(o)	“Trading Day” means a day on which the principal Trading Market is open for business.

(p)	“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTC Markets or the New York Stock Exchange (or any successors to any of the foregoing).

(q)	“Transfer Agent Instruction Letter” means the letter from the Corporation to the Transfer Agent which instructs the Transfer Agent to reserve the Conversion Shares.

(r)	“Triggering Event” shall have the meaning set forth in Section 7(a).

(s)	“Variable Rate Transaction” means a transaction in which the Corporation issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the market for the Common Stock, and provided that any issuance of any such debt or equity securities to a Holder or any affiliates of a Holder pursuant to any agreement between the Corporation and Holder and/or such affiliates, shall not constitute a Variable Rate Transaction.

2.	Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 2,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

3.	Dividends. From and after the first date of issuance of Series A Preferred Stock (each, an “Original Issue Date”), each Holder shall be entitled to receive dividends of ten (10)% per annum on the Stated Value of each share of Series A Preferred Stock (“Dividends”) for the one year period beginning on the Original Issue Date and for each one-year period thereafter provided that the Holder is holding such Series A Preferred Stock as of such Original Issue Date and the beginning of each subsequent one-year period (each, a “Dividend Date”). Such Dividends will be fully earned as of each Dividend Date and shall be computed on the basis of a 360-day year and the actual number of days for the succeeding year.

(a)	Out of funds legally available for the payment of dividends or as otherwise legally permitted, at all times in accordance with restrictions set forth under Delaware law, dividends shall be payable on each Dividend Date, to each record holder of Series A Preferred Stock on the applicable Dividend Date, first as cash payments (“Cash Dividends”) to the extent legally permitted under the Delaware General Corporation Law (the “DGCL”), and any remaining unpaid portion of such dividends shall be paid by adding such to the aggregate Stated Value of such Holder’s shares of Series A Preferred Stock (“PIK Dividends”) on the applicable Dividend Date. The Corporation shall deliver a written notice (each, an “Dividend Notice”) to each Holder of the Series A Preferred Stock on or prior to the fifth (5th) Trading Day immediately prior to the applicable Dividend Date, except in the case of the Dividend Date, which is the Original Issue Date, in which case the Dividend Notice shall be delivered on the first Trading following such Original Issue Date (each, an “Dividend Notice Due Date”) (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice either (A) confirms that Dividend to be paid on such Dividend Date shall be paid entirely in Cash Dividends or (B) specifies the amount of Dividend that shall be a Cash Dividend and the amount of Dividend, if any, that shall be a PIK Dividend.

(b)	For the avoidance of doubt Dividends on the Series A Preferred Stock shall be payable, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation in accordance with Section 5 by way of inclusion of such dividends in the Stated Value if not paid in cash, and by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with Section 6 if not paid in cash, subject at all times to and except as may be restricted by Delaware law.

4.	Voting Rights.

(a)	Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, and with each share of Series A Preferred Stock having one vote on such matter: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock or (iii) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Preferred Stock shall be entitled to the same voting rights as each other Holder of Common Stock, except that such Holders may not vote such shares upon the proposal for Stockholder Approval (as defined below) in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

(b)	Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock.

5.	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of Common Stock and any other class or series of capital stock of the Corporation (collectively, the “Junior Stock”), an amount per share equal to the greater of (i) the Stated Value plus all accrued and unpaid Dividends thereon or (ii) the amount that such Holder would receive if such Holder converted all of its shares of Series A Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon any such liquidation, dissolution or winding up, the assets and funds available for distribution among the Holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the amount that each such Holder is entitled to receive. After the payment of the full amount of the liquidation preference to which they are entitled, the Holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation or entity, or the sale or transfer of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

6.	Conversion. The Holders of Series A Preferred Stock shall have the following conversion rights:

(a)	Optional Conversion. At any time after the Original Issue Date of Series A Preferred Stock, each Holder of Series A Preferred Stock shall have the right, at such Holder’s option, to convert any or all of the shares of Series A Preferred Stock held by such Holder into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series A Preferred Stock plus all accrued and unpaid Dividends thereon (the “Conversion Amount”) by (ii) the Conversion Price (as defined below) in effect on the date of conversion. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation or in such other form as the Corporation may reasonably require, at the principal office of the Corporation or the office of the transfer agent for the Series A Preferred Stock, accompanied by written notice of conversion in the form attached as Annex A hereto (the “Notice of Conversion”) specifying the number of shares of Series A Preferred Stock to be converted and the name or names in which such Holder wishes the certificate or certificates for Common Stock to be issued.

(b)	Conversion Price. Subject to adjustment as provided herein, the conversion price (the “Conversion Price”) in effect on any conversion date shall be equal to 90% of the average of the two lowest volume-weighted average prices (the “VWAP”) of the Common Stock on the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed) for the five Trading Days immediately preceding the date of the conversion notice delivered by the Holder of Series A Preferred Stock (the “Conversion Notice Date”), with such VWAP and resulting Conversion Price being subject to equitable adjustments for any stock splits or combinations occurring with respect to the Common Stock during such measurement period.

(c)	Mechanics of Conversion.

(i)	Delivery of Conversion Shares Upon Conversion. Not later than one (1) Trading Day after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii)	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)	Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, and provided that such conversion is permitted pursuant to the terms of this Certificate of Designations, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law or agreement, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 100% of the Stated Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the first Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion; provided that such damages are not intended and shall not be deemed to provide the Holder with an alternative form of settlement in lieu of receiving Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i) and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(d)	Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, a Holder shall not have the right to convert any portion of the Series A Preferred Stock pursuant to Section 6(a), to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in the Certificate of Designations) with respect to the Series A Preferred Stock, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 4.99% for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a percentage between 4.99% and 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion, to the extent permitted by this Section 6(d). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 9.99%. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.9%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6(d). Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The provisions of this Section 6(d) shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(e)	Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series A Preferred Stock or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the shares of Series A Preferred Stock without breaching the Corporation’s obligations under the rules and regulations the listing rules of the Principal Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of shares of Common Stock in excess of such amount. Until such approval is obtained, no Holder shall be issued in the aggregate, upon conversion of any shares of Series A Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Original Issue Date multiplied by (ii) the quotient of (1) the aggregate number of shares of Series A Preferred Stock issued to such Holder on the Original Issue Date, divided by (2) the aggregate number of shares of Series A Preferred Stock outstanding as of the Original Issue Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such shares of Series A Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee.

(f) Conversion Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)	Subsequent Offerings. If, at any time while the Series A Preferred Stock is outstanding, the Corporation or any subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 6(f)(i) in respect of any Exempt Issuance. For the avoidance of doubt, if the Corporation engages in an at-the-market offering, the Corporation shall be deemed to have issued Common Stock at the lowest sale price at which the Common Stock was sold in such offering. If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price, exercise price or exchange rate (or other price) at which such securities may be converted into or exchangeable or exercised for. The Corporation shall notify the Holder in writing, no later than one (1) Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6(f)(i), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 6(f)(i), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price (as adjusted in accordance with Section 6(f)) on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(ii)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 6(f)(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock, other than in an Exempt Issuance (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iii)	Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the holders thereof shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). The Corporation shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Corporation, surviving entity or other person (including any purchaser of assets of the Corporation) shall assume in writing all of the obligations of the Corporation under this Certificate of Designations, in accordance with the provisions of this Certificate of Designations, and shall deliver to each Holder of Series A Preferred Stock a written notice briefly describing the Fundamental Transaction and stating that such successor, surviving entity or other person has assumed such obligations.

(iv)	Calculations. All calculations under this Section 6(f) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6(f), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(v)	Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 6(f), the Corporation at its expense will promptly compute such adjustment in accordance with the terms of this Certificate of Designations and prepare a certificate setting forth such adjustment, including a statement of the number of shares of Common Stock and other securities or property issuable upon conversion of each share of Series A Preferred Stock, at least ten (10) days prior to the record date or effective date, as the case may be, of the transaction or event giving rise to such adjustment and following the record date or effective date of such transaction or event. Upon the occurrence of any such record date or effective date, the Corporation shall deliver a copy of such certificate to each Holder of Series A Preferred Stock at such Holder’s last address as shown on the books of the Corporation.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price on the Conversion Notice Date.

(h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, two times such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Issuance of Certificates. As soon as practicable after the surrender of the certificate or certificates for Series A Preferred Stock and the delivery of the written notice of conversion as aforesaid, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder or Holders thereof a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a check or wire transfer in payment of any fractional shares as provided in Section 6(g) hereof.

(j) No Reissuance of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section 6, the shares so converted shall be canceled and shall not be issuable by the Corporation.

(k) Transfer taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

7.	Triggering Events.

(a)	For purposes of this Certificate of Designations, “Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)	the Corporation shall fail to deliver Conversion Shares issuable upon a conversion properly submitted in accordance with the terms of this Certificate of Designations prior to the second (2nd) Trading Day after such Conversion Shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series A Preferred Stock in accordance with the terms of this Certificate of Designations;

(ii)	the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion under this Certificate of Designations;

(iii)	the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within five (5) calendar days after the date on which written notice of such failure or breach shall have been delivered;

(iv)	the Corporation shall redeem any shares of Junior Stock or pari passu securities;

(v)	any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $500,000 (provided that amounts covered by the Corporation’s insurance policies are not counted toward this $500,000 threshold), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) Trading Days;

(vi)	the electronic transfer by the Corporation of shares of Common Stock through the Depository Trust Company or another established clearing corporation once established subsequent to the date of this Certificate of Designations is no longer available or is subject to a ‘freeze” and/or “chill”;

(vii)	the Corporation shall have entered into any Variable Rate Transaction;

(viii)	any cessation of operations by the Corporation or the Corporation admits it is otherwise generally unable to pay its debts as such debts become due;

(ix)	the restatement of any financial statements filed by the Corporation with the Commission for any date or period from two years prior to the Original Issue Date until no Series A Preferred Stock remains outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to its Series A Preferred Stock.

(x)	except for any Exempt Transfer, the Corporation shall sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Corporation or any subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions in excess of 10% of those assets and rights owned as of the Original Issue Date, other than (A) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Corporation and its subsidiaries in the ordinary course of business consistent with the practice of similarly situated companies in the same industry as the Corporation, and (B) sales of inventory and product in the ordinary course of business;

(xi)	any change in the Corporation’s transfer agent without such new transfer agent executing a Transfer Agent Instruction Letter in a form acceptable to the Holders;

(xii)	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary which shall not be dismissed within sixty (60) days of their initiation;

(xiii)	the commencement by the Corporation or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Corporation or any subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(xiv)	the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Corporation or any subsidiary of an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Corporation or any subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

(xv)	the Corporation or any of its subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on any indebtedness, the aggregate principal amount of which is in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity;

(xvi)	the Common Stock shall no longer be DWAC eligible; or

(xvii)	the Corporation shall cease trading on the Principal Market.

(b)	Upon the occurrence of any Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder by notice to the Corporation, to deem increased the then Stated Value of each share of Series A Preferred Stock held by it, for each Triggering Event by 25%; provided that upon the occurrence of a Triggering Event occurring under Section 7(a)(xii), (xiii) or (xiv) the Stated Value of each share of Series Preferred Stock shall occur automatically without the Holders providing notice to the Corporation, and provided that only one such increase shall be permitted for all Triggering Events.

8.	Redemption. No share of Series A Preferred Stock shall be redeemable under any circumstances.

9.	Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Redemption Notice or notice of adjustment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address for such notices or communications shall be as set forth in the books and records of the Corporation.

10.	Miscellaneous.

(a)	Lost or Mutilated Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Stock, and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the certificate(s), if mutilated, the Corporation shall execute and deliver new certificate(s) of like tenor and date.

(b)	Waiver. Any waiver by the Corporation or a Holder of Series A Preferred Stock of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or a Holder of Series A Preferred Stock to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder of Series A Preferred Stock) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a Holder of Series A Preferred Stock must be in writing.

(c)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

***

IN WITNESS WHEREOF, HeartCore Enterprises, Inc. has caused this Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer on June 30, 2025.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Kanno
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

Reference is made to the Certificate of Designations of the Certificate of Incorporation of HeartCore Enterprises, Inc., a Delaware corporation (the “Corporation”) establishing the terms, preferences and rights of the Series A Convertible Preferred Stock, $0.0001 par value (the “Series A Preferred Stock”) of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:	_______________________________________

Aggregate number of shares of Series A Preferred Stock to be converted:	_______________________________________

Aggregate Stated Value of such shares of Series A Preferred Stock to be converted:	_______________________________________

Aggregate accrued and unpaid Dividends with respect to such shares of Series A Preferred Stock to be converted:	_______________________________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:	_______________________________________

Please confirm the following information:

Conversion Price:	_______________________________________

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable shares of Series A Preferred Stock are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

Broker No.: ________________

Account No.: _______________

[HOLDER]

By:
Name:
Title:

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